Exhibit 99.5

Sarah Noonberg, MD, PhD

c/o Neoleukin Therapeutics, Inc.

188 East Blaine Street, Suite 450

Seattle, Washington 98102

Consent to Reference in Proxy Statement/Prospectus

Neoleukin Therapeutics, Inc. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such registration statement as a future member of the board of directors of the combined company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Sincerely,

/s/ Sarah Noonberg, MD, PhD
Name: Sarah Noonberg, MD, PhD